Exhibit 99.1
For:
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, NJ 08009
A.C. Moore Reports Second Quarter Fiscal 2010 Financial Results
Berlin, New Jersey, August 10, 2010 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (the “Company” or “A.C. Moore”) today announced results for the three and six month periods ended July 3, 2010.
Sales for the second quarter of 2010 were $99.9 million, a decrease of 4.3% compared to sales of $104.4 million during the second quarter of 2009. This decline was primarily due to a decrease in comparable store sales of 5.9% partially offset by the operation of two additional stores compared to the second quarter of last year. Net loss for the quarter was $9.7 million, or $0.40 per share, compared to a net loss of $8.1 million, or $0.38 per share in the second quarter of last year.
Sales for the six months ended July 3, 2010 were $205.2 million, a decrease of 3.7% compared to sales of $213.1 million during the comparable period of 2009. This decline is primarily attributable a 5.3% decrease in comparable store sales partially offset by the operation of two additional stores compared to the same period of last year. Net loss was $17.2 million, or $0.71 per share, for the six months ended July 3, 2010, compared to a net loss of $12.5 million, or $0.60 for the comparable period last year.
Joseph A. Jeffries, Chief Executive Officer, stated, “We will not be satisfied until we return to sustained profitability. I am confident that we have both the right team and strategy in place. We will continue to focus on our merchandise plan, remodel program, and store level execution to drive improved performance.”
The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Tuesday, August 10, 2010 to discuss second quarter 2010 results. To participate in the conference call, please dial 877-397-0272 and provide the operator with passcode #8604679. If you are unable to access the live call, please dial 888-203-1112 and enter #8604679 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on Tuesday, August 10, 2010 and will remain available until Tuesday, August 24, 2010 at 11:59 p.m. ET.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.

About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 135 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions and fuel prices, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to maintain liquidity and preserve cash, our ability to comply with the terms of our credit facility, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, our failure to accurately respond to inventory and merchandise requirements, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising and marketing strategies and other risks detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.
[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	July 3,	January 2,	July 4,
	2010	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$31,414	$45,952	$55,981
Inventories	118,360	122,058	118,671
Prepaid expenses and other current assets	10,116	13,288	12,405

	159,890	181,298	187,057

Non-current assets:
Property and equipment, net	79,592	81,938	89,831
Other assets	1,718	2,233	2,782

	$241,199	$265,469	$279,670

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$19,000	$19,000	$19,000
Trade accounts payable	33,096	37,047	44,094
Other current liabilities	26,833	28,624	23,448

	78,929	84,671	86,542

Non-current liabilities:
Long-term debt	—	—	—
Deferred tax liability and other	2,322	3,344	3,371
Accrued lease liability	16,246	17,380	17,128

	18,569	20,724	20,499

	97,498	105,395	107,041

Shareholders’ equity	143,700	160,074	172,629

	$241,199	$265,469	$279,670

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Second Quarter Ended		Six months ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net sales	$99,850	$104,442	$205,219	$213,089
Cost of sales (including buying and distribution costs)	56,296	60,978	116,197	123,078

Gross margin	43,554	43,464	89,022	90,011
Selling, general and administrative expenses	51,542	51,211	104,209	101,044
Store pre-opening and closing expenses	970	284	1,083	682

Loss from operations	(8,958)	(8,031)	(16,270)	(11,715)
Net interest expense	219	96	446	694

Loss before income taxes	(9,177)	(8,127)	(16,716)	(12,409)
Provisions for (benefit of) income taxes	485	22	509	48

Net loss	$(9,662)	$(8,149)	$(17,225)	$(12,457)

Basic net loss per share	$(0.40)	$(0.38)	$(0.71)	$(0.60)

Diluted net loss per share	$(0.40)	$(0.38)	$(0.71)	$(0.60)

Basic weighted average shares outstanding	24,419,174	21,313,000	24,378,754	20,881,000

Diluted weighted average shares outstanding	24,419,174	21,313,000	24,378,754	20,881,000

For More Information Contact:
A.C. Moore Arts & Crafts, Inc.
David Stern, Chief Financial Officer
(856) 768-4943